UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): December 22, 2016
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TransUnion

(Exact name of registrant as specified in its charter)
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Delaware	001-37470	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000

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Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

⃞	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

⃞	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

TransUnion, on December 22, 2016, agreed to settle with the Consumer Financial Protection Bureau (“CFPB”). As previously disclosed, we received a Civil Investigative Demand (the “CID”) from the CFPB on September 14, 2015. The CID was focused on common industry practices relating to the advertising, marketing and sale of consumer reports, credit scores or credit monitoring products to consumers by our Consumer Interactive segment.

In connection with the agreed settlement, TransUnion has executed and delivered a “Stipulation and Consent to the Issuance of a Consent Order,” pursuant to which TransUnion will accept the issuance of a consent order (the “Consent Order”) by the CFPB requiring TransUnion to:

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implement certain agreed practice changes in the way TransUnion advertises, markets and sells products and services offered directly to consumers, including more robust disclosures regarding the nature of the credit score being provided as well as confirming consumer consent if the product or service is being sold through the use of a negative option feature (i.e., a trial period becomes a recurring paid subscription unless the consumer affirmatively cancels their registration); and

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develop and submit to the CFPB for approval a comprehensive compliance plan detailing the steps for addressing each action required by the terms of the Consent Order and specific time frames and deadlines for implementation.

We will incur a one-time charge of approximately $19.4 million in the fourth quarter of 2016, consisting of the following: approximately $13.9 million for redress to eligible consumers; a civil money penalty to be paid to the CFPB in the amount of $3.0 million; and our current estimate of $2.5 million for additional administrative, legal and compliance costs we will incur in connection with the settlement. The CFPB is expected to recommend the aforementioned settlement to the Director for final approval.

The foregoing description of the material terms of the settlement is qualified in its entirety by reference to the final Consent Order, a copy of which will be filed with the Securities and Exchange Commission after acceptance and publication by the CFPB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION

Date: December 29, 2016
By:     /s/ Mick Forde
Name:    Mick Forde
Title:    Senior Vice President